Exhibit 10.2

TRANSITION AGREEMENT1
This Transition Agreement (the “Agreement”) is entered into by and among Lucas Matheson (“Executive”), Opendoor Technologies Inc. (“Parent”) and Opendoor Operations Canada Inc. (“Employer,” and together with Parent, the “Company”), effective as of October 21, 2026 (the “Effective Date”).
Recitals
WHEREAS, Executive currently is employed with the Employer as its President pursuant to that certain offer letter dated December 12, 2025, between Executive and Employer (the “Offer Letter”);
WHEREAS, Executive is a “Tier 2 Executive” for purposes of the Opendoor Technologies Inc. Executive Severance Plan (the “Severance Plan”);
WHEREAS, the Employer desires to continue to employ Executive, and Executive desires to continue employment with the Employer, during a transition period through July 15, 2027 (or such earlier date on which Executive’s employment terminates) (such date, the “Separation Date”), on the terms hereof (the period commencing on the Effective Date of this Agreement and ending on the Separation Date, the “Employment Period”); and
WHEREAS, the Executive desires to accept the amended role, and the beneficial treatment of the Executive on separation from employment, pursuant to the terms and conditions of this Agreement.
NOW THEREFORE, in consideration of, and subject to, the consideration set forth herein, the adequacy of which is hereby acknowledged by the parties hereto, Executive and the Company hereby agree as follows:
AGREEMENT
1.Employment.
a.Employment Period. The Executive’s employment shall continue during the Employment Period pursuant to the terms and conditions of this Agreement.
b.Position and Duties. During the Employment Period, Executive shall continue as an employee of the Employer in the role of Advisor to the Chief Executive Officer of the Company (“CEO”) on the terms set forth in this Agreement, with such responsibilities, duties, and authority as may be assigned by the CEO from time to time. Executive shall continue to report directly to the CEO. Executive hereby confirms his resignation from his role as President, effective as of the Effective Date, and from any and all other positions with the Company or its affiliates other than his position as a non-executive employee of Employer as described above. Executive agrees to continue to comply with all present and future policies, requirements, rules and regulations and reasonable directions and requests of the Company in connection with the Company’s business, but in the event of any inconsistency, the terms of this Agreement shall prevail.
1 Certain schedules and similar attachments to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant agrees to furnish a supplemental copy of any omitted schedule or attachment to the Securities and Exchange Commission upon request.

2.Compensation and Related Matters. As compensation for the services to be rendered by Executive to the Company during the Employment Period, Executive shall be paid the following compensation and benefits:
a.Base Salary. During the Employment Period, Executive shall receive a base salary at the rate of CAD $692,500 per annum (the “Base Salary”). The Base Salary shall be paid subject to withholdings and deductions and shall be paid to Executive in accordance with the customary payroll practices and procedures of the Company.
b.Benefits. Executive shall be entitled to participate in such employee and executive benefit plans and programs as the Company may offer from time to time to provide to its executives, subject to the terms and conditions of such plans. Executive shall be eligible for Company-paid holidays and paid time off in accordance with the Company’s policies. Notwithstanding the foregoing, nothing herein is intended, or shall be construed, to require the Company to institute or continue any, or any particular, plan, or benefits.
c.Business Expenses. The Company shall reimburse Executive for all reasonable, documented, out-of-pocket travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as are in effect from time to time.
d.Equity Awards. The First Sign-On PSU Award and the Second Sign-On PSU Award (each as defined in the Offer Letter) shall remain outstanding and eligible to vest in accordance with their terms during the Employment Period. Upon the Separation Date, the First Sign-On PSU Award and the Second Sign-On PSU Award shall be treated in accordance with Section 4(a)(iii).
3.Termination of Employment.
a.Employment Termination. The Executive’s employment will terminate on the Separation Date, at which point the Executive will receive the applicable minimum amounts and other entitlements required by the applicable employment standards legislation, as amended or replaced (the “ESA”), in respect of the termination of Executive’s employment. Subject to Section 4(a)(ii) below, benefits will only continue for the minimum period required by the ESA. Any contrary representations which may have been made to Executive are superseded by this Agreement. This is the full and complete agreement between Executive and the Company on this term. If Executive’s employment terminates, Executive shall not be entitled to any payments, benefits or other compensation other than as provided in this Agreement or as required by the ESA.
b.Resignation as Officer and Director. Executive hereby confirms his resignation from all remaining positions he held with the Company and any of its affiliates, and as an officer or other positions held with Employer and any other affiliate of Parent, effective as of the Separation Date.
c.Final Paycheck. In accordance with applicable law, as soon as practicable following the Separation Date (or on such earlier date(s) as required by applicable law), the Company will issue to Executive his final paycheck, reflecting any earned but unpaid Base Salary through the Separation Date, and any accrued, unused vacation pay as of the Separation Date. Executive acknowledges that, other than the compensation set forth in Section 2 to be paid to Executive as provided herein and the Separation Benefits set forth in Section 4, he has or will have received all wages, bonuses, accrued but unused vacation or paid time off, and other benefits due Executive as a result of his employment or service with and termination from the Company, in accordance with and as required by the ESA (the “Accrued Obligations”).

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d.Expenses. The Company, within thirty (30) days after receipt of Executive’s submission of business expenses, will reimburse Executive for any and all reasonable and necessary business expenses incurred by Executive in connection with the performance of Executive’s job duties prior to the Separation Date, which expenses shall be submitted to the Company with supporting receipts and/or documentation no later than ten (10) days after the Separation Date.
e.Benefits. Subject to Section 4(a)(ii) below and the terms and conditions of the applicable Employer benefit plans, the Executive’s benefits will end on the later of (i) the Separation Date; and (ii) such other date required by the ESA.
4.Separation Benefits.
a.Separation Benefits. In the event the Separation Date occurs as a result of (i) the expiration of the Employment Period on July 15, 2027, or (ii) any earlier termination of Executive’s employment for any reason other than a termination of Executive’s employment by the Company for Cause (including, for the avoidance of doubt, Executive’s resignation of his employment for any reason), subject to the Executive’s execution of the Release (as defined and set out below) within the time period described in Section 4(b) below and Executive’s continued compliance with Section 8, including Section 8(c) regarding the return of Company property, in addition to the Accrued Obligations, the Company agrees to provide Executive with the separation benefits set out below, which represent the severance benefits to which Executive would be entitled upon a Non-CIC Qualifying Termination (as defined in the Severance Plan) under the Severance Plan plus the additional severance in clauses (i)(A) and (iv) below (to the extent applicable) (the “Separation Benefits”). For the avoidance of any doubt: (x) the Executive will always receive the applicable minimum amounts and other entitlements required on termination of employment pursuant to the ESA, regardless of whether the Release is executed; and (y) the Separation Benefits are inclusive of all applicable minimum requirements under the ESA (including, without limitation, in respect of notice, termination pay and severance pay) and the terms of the Offer Letter. The Separation Benefits are as follows:
(i)Severance Payments. Executive shall be eligible for (A) if the termination date occurs prior to July 15, 2027, continued payment of Executive’s Base Salary as described in Section 2(a) during the period commencing on such earlier termination date (such date being the Separation Date) through July 15, 2027 as if Executive remained employed through such date, payable in substantially equal installments over the period commencing on the Separation Date through July 15, 2027 in accordance with the Company’s normal payroll practices, commencing on the first regularly scheduled payroll date on or following the Separation Date, plus (B) severance in the amount of CAD $346,250.00, payable in substantially equal installments over the six-month period commencing on the Separation Date, in accordance with the Company’s normal payroll practices, commencing on the first regularly scheduled payroll date on or following the Separation Date. The first installment payment under each of clauses (A) and (B) shall include any portion of the payments under the applicable clause that would have otherwise been payable following the Separation Date and prior to such date of the first installment payment.
(ii)Enhanced Health and Dental Benefits. Subject to the terms and conditions of applicable plan terms, and to the extent permitted by the applicable plan providers, the Executive will be eligible to continue Executive’s health and dental benefit coverage for the 12-month period following the Separation Date.
(iii)Equity Awards. With respect to the First Sign-On PSU Award, one-tenth (1/10th) of the shares subject to such award shall become fully vested as of the date of execution of the Release and the remaining unvested shares (after giving effect to the foregoing acceleration) shall be immediately forfeited as of the later of the Separation Date or such other later time required by the ESA.

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The Second Sign-On PSU Award shall remain outstanding for sixty (60) trading days following the Separation Date, and any portion of the Second Sign-On PSU Award that does not become vested during such period shall be immediately forfeited as of the sixty-first (61st) trading day following the Separation Date.
(iv)Waiver of Repayment of Sign-On Bonus. The Company will waive any right to repayment of the sign-on bonus paid to Executive pursuant to Section 3(a) of the Offer Letter.
b.Release. As a condition to Executive’s receipt of any part or portion of the Separation Benefits that exceed Executive’s minimum entitlements pursuant to the ESA, Executive shall execute a general release of all claims in favor of the Company (the “Release”) in the form attached hereto as Exhibit A dated no earlier than the Separation Date and return an executed copy of the Release to the Company within three (3) days of the Separation Date. The Separation Benefits set forth above represent full satisfaction of the Company’s severance obligations to Executive under the Severance Plan or otherwise.
c.Exclusive Remedy; No Mitigation. The Separation Benefits shall be the exclusive termination benefits to which Executive is entitled in excess of the applicable minimum amounts and entitlements of the ESA, unless Executive has breached the provisions of this Agreement, in which case Section 8(d) shall apply. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment. The Employer may terminate the Executive’s employment prior to July 15, 2027, for Cause, by complying with only the applicable minimum requirements of the ESA, including the Accrued Obligations, in respect of the termination of Executive’s employment.
d.Definition of Cause. For purposes of this Agreement, “Cause” shall have the meaning given to such term in the Severance Plan.
5.Release of Known and Unknown Claims By Executive. The Executive agrees that the Executive has no claims against the Company, its affiliates or its parent entities (if any) of any kind, including but not limited to any claims or complaints in respect of the Executive’s employment prior to the Effective Date, other than regular wages payable in the normal course, whether under common law, contract or statute, including the ESA and human rights legislation, and that, by signing below, the Executive fully and finally releases all such claims.
6.Additional Representations and Warranties By Executive. Executive represents and warrants that: (a) Executive has no pending complaints or charges against the Company Releasees (as defined in the Release), or any of them, with any provincial or federal court, or any provincial or federal agency, division, or department based on any event(s) occurring prior to the date Executive signs this Agreement; (b) Executive has not been subject to any retaliation or reprisal by the Company Releasees for his exercise of, or attempt to exercise, any statutory rights recognized under federal or provincial law, including the ESA; (c) except as provided in this Agreement, the Company Releasees have satisfied in full all obligations they ever had regarding leaves of absence and other time off of any kind (including, but not limited to, short-term disability leave, family medical leave, military leave, vacations, meal and rest periods, sick and personal days, and personal leave), and Executive has not suffered any reprisal or retaliation as a result of seeking or taking any such leave of absence or time off; and (d) Executive has no known workplace injuries or occupational diseases, has not sustained any disabling injury and/or occupational disease that has resulted in a loss of wage-earning capacity during Executive’s employment, and has no personal injury and/or occupational disease that has been contributed to, or aggravated or accelerated in a significant manner by, Executive’s employment.

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7.Knowing and Voluntary. Executive represents and agrees that, prior to signing this Agreement, Executive has had the opportunity to discuss the terms of this Agreement with legal counsel of his choosing. Executive further represents and agrees that he is entering into this Agreement knowingly and voluntarily. Executive affirms that no promise was made to cause Executive to enter into this Agreement, other than what is promised in this Agreement. Executive further confirms that he has not relied upon any other statement or representation by anyone other than what is in this Agreement as a basis for his agreement.
8.Confirmation of Continuing Obligations.
a.Proprietary Information and Inventions. Executive hereby expressly reaffirms his obligations, to the extent any such obligations survive termination, under the Confidential Information and Invention Assignment Agreement between Executive and the Company (the “Proprietary Information Agreement”), a copy of which is attached hereto as Exhibit B and incorporated herein by reference.
b.Cooperation. Executive agrees that, following the Separation Date, upon reasonable notice (after taking into account, to the extent reasonably practicable, his other personal and business commitments) and without the necessity of the Company obtaining a subpoena or court order, he will provide reasonable cooperation to the Company in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), or the decision to commence on behalf of the Company any suit, action or proceeding, any investigation and/or any defense of any claims asserted against the Company or any of the Company’s current or former directors, officers, employees, partners, stockholders, agents or representatives of any of the foregoing, and any ongoing or future investigation or dispute or claim of any kind involving the Company that relates to events occurring during Executive’s employment as to which he may have relevant information and any other matter for which he was responsible or had knowledge of through the Separation Date, other than matters in which Executive is an adverse party to the Company. Such cooperation may include, but will not be limited to, providing background information within his knowledge; aiding in the drafting of declarations; executing declarations or similar documents; testifying or otherwise appearing at investigation interviews, depositions, arbitrations or court hearings; and preparing for the above-described or similar activities. Upon the reasonable request of the Company, Executive agrees to cooperate with the transition of his job responsibilities following the Separation Date and cooperate in providing information on matters on which he was involved while an employee. Executive shall be reimbursed all out-of-pocket costs incurred as a result of such cooperation in accordance with the terms and conditions stated in the Company’s reimbursement policies. All such cooperation shall be scheduled at mutually agreeable dates, times and locations.
c.Return of Property. On the Separation Date, Executive will return to the Company all lists, books and records of, or in connection with, the Company’s business, and all other property belonging to the Company, including, without limitation, any and all devices, his Company-issued laptop, documents (hard copy or electronic files), data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any of the aforementioned items, it being distinctly understood that all such lists, books and records, and other documents and items, are the property of the Company. Executive further represents and warrants that he will not maintain any Company confidential information after the Separation Date. Executive’s compliance with this Section 8(c) shall be a condition to his receipt of the Separation Benefits. Notwithstanding the foregoing, Executive may retain documents relating to his compensation and benefits from the Company.
d.Remedy in the Event of Breach. In addition to all other rights and remedies available to the Company under law or in equity, the Company shall be entitled to withhold all Separation

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Benefits from Executive in the event of his breach of this Section 8 prior to Executive’s receipt of such Separation Benefits.
e.Definitions. For purposes of this Section 8, the term “Company” means not only Opendoor Operations Canada Inc., but also Parent as well as any company, partnership or entity which, directly or indirectly, controls, is controlled by or is under common control with Opendoor Operations Canada Inc., including Opendoor Labs Inc.
9.Acknowledgement. The Separation Benefits include all amounts to which Executive may be entitled under statute, common law and contract (including the Offer Letter), such as termination and severance pay; bonus, commission, incentive compensation and expenses; and any vacation pay which may accrue after the Separation Date. The Executive agrees that the arrangements with respect to the Separation Benefits fully satisfy the Company’s and all affiliates’ obligations to Executive in respect of the termination of Executive’s employment and Executive will not be entitled to further notice of termination or severance pay under statute, common law or contract.
10.Entire Agreement; Modification. This Agreement, together with the Proprietary Information Agreement and the award agreements and equity plans governing Executive’s equity awards, constitutes the entire agreement of the parties in respect of the subject matter contained herein and therein and supersedes all prior or simultaneous representations, discussions, negotiations and agreements, whether written or oral, including, without limitation, the Severance Plan and the Offer Letter (except as expressly provided herein, including in Sections 2(d) and 4(a)(iv)). This Agreement may be amended or modified only with the written consent of Executive and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.
11.Survival. The covenants, agreements, representations and warranties contained in or made in this Agreement shall survive the Separation Date or any termination of this Agreement.
12.Third-Party Beneficiaries. Except as expressly set forth herein, this Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.
13.Waiver. The failure of either party hereto at any time to enforce performance by the other party of any provision of this Agreement shall in no way affect such party’s rights thereafter to enforce the same, nor shall the waiver by either party of any breach of any provision hereof be deemed to be a waiver by such party of any other breach of the same or any other provision hereof.
14.Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by email, telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to Executive at the address listed on the Company’s personnel records and to the Company at its principal place of business, or such other address as either party may specify in writing.
15.Severability. In the event any provision of this Agreement is found to be unenforceable by any court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

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16.Governing Law. This Agreement will be governed by and construed in accordance with the laws of the Province of Ontario and the applicable federal laws of Canada, without regard to the conflicts of laws principles thereof.
17.Non-transferability of Interest. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive. Any attempted assignment, transfer, conveyance, or other disposition (other than as aforesaid) of any interest in the rights of Executive to receive any form of compensation to be made by the Company pursuant to this Agreement shall be void.
18.Gender. Where the context so requires, the use of the masculine gender shall include the feminine and/or neuter genders and the singular shall include the plural, and vice versa, and the word “person” shall include any corporation, firm, partnership or other form of association.
19.Counterparts; Facsimile or .pdf Signatures. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement. This Agreement may be executed and delivered by facsimile or by .pdf file and upon such delivery the facsimile or .pdf signature will be deemed to have the same effect as if the original signature had been delivered to the other party.
20.Construction. The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto. Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof. The headings of the several sections in this Agreement are inserted solely for the convenience of the parties and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.
21.Withholding and Other Deductions; Right to Seek Independent Advice. All compensation payable to Executive hereunder shall be subject to such deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order. Executive acknowledges and agrees that neither the Company nor the Company’s counsel has provided any legal or tax advice to Executive and that Executive is free to, and is hereby advised to, consult with a legal or tax advisor of his choosing.
[Signature Page Follows]

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I HAVE READ AND UNDERSTAND AND AGREE TO THE TERMS OF THE AGREEMENT SET FORTH ABOVE. I ALSO IRREVOCABLY AGREE TO SIGN AND TO BE BOUND BY THE TERMS OF THE RELEASE. I ACKNOWLEDGE THAT I HAVE BEEN GIVEN THE OPPORTUNITY TO OBTAIN INDEPENDENT LEGAL ADVICE WITH RESPECT TO THIS AGREEMENT AND THE ATTACHED RELEASE.

EXECUTIVE:

Dated:	October 21, 2026	/s/ Lucas Matheson
Lucas Matheson

PARENT:

Dated:	October 21, 2026	OPENDOOR TECHNOLOGIES INC.

		By:	/s/ Kaz Nejatian
		Name:	Kaz Nejatian
		Title:	Chief Executive Officer

EMPLOYER:

Dated:	October 21, 2026	OPENDOOR OPERATIONS CANADA INC.

		By:	/s/ Kaz Nejatian
		Name:	Kaz Nejatian
		Title:	Chief Executive Officer

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EXHIBIT A

GENERAL RELEASE OF CLAIMS

This General Release of Claims (“Release”) is entered into as of this _____ day of ________, ____, among Lucas Matheson (“Executive”), Opendoor Technologies Inc. (“Parent”) and Opendoor Operations Canada Inc. (“Employer,” and together with Parent, the “Company”). Capitalized terms used herein and not otherwise defined shall have those meanings set forth in the Transition Agreement.
WHEREAS, Executive and the Company are parties to that certain Transition Agreement dated as of ______, 2026 (the “Transition Agreement”);
WHEREAS, the parties agree that Executive is entitled to certain Separation Benefits under Section 4 of the Transition Agreement, subject to the effectiveness of this Release; and
WHEREAS, the Company and Executive now wish to fully and finally resolve all matters between them.
NOW, THEREFORE, in consideration of, and subject to, the Separation Benefits payable to Executive pursuant to the Transition Agreement, the adequacy of which is hereby acknowledged by Executive, and which Executive acknowledges that he would not otherwise be entitled to receive, Executive and the Company hereby agree as follows:
1.Release of Known and Unknown Claims By Executive.
a.In exchange for the Separation Benefits payable to Executive pursuant to the Transition Agreement, and in consideration of the further agreements and promises set forth herein, Executive, on behalf of himself and his executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, stockholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans (including plan sponsors, plan fiduciaries, and insurers) in which Executive is or has been a participant by virtue of his employment with or service to the Company (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected, direct or derivative (collectively, “Claims”), which Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s hiring, employment by or service to the Company or the termination thereof, Executive’s ownership of Parent securities or otherwise, any benefits provided to Executive or which should have been provided to Executive during the employment or subsequent to the termination of Executive’s employment, any statement, act, or omission made by or on behalf of any Company Releasees, and all past, present or future payments from any and all compensation or incentive programs of the Company, including without limitation claims in respect of the Executive’s employment or the termination of such employment; any complaints of reprisal or retaliation; specific performance; damages; reinstatement; wages; notice of termination or pay in lieu of such notice; severance pay; perquisites; expenses; pension contributions; retirement savings account contributions; allowances; benefits; retirement benefits; arrangements in respect of equity in the Company, including options, share units and other share based awards; bonus; commission or other incentive compensation; interest; vacation pay;

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overtime pay; holiday pay; or any other Claims whether under contract, the common law, civil law, equity, any policy of any of the Company, regulation or statute, including, without limitation, claims under any applicable employment standards legislation, as amended or replaced, including the Employment Standards Act, 2000 (Ontario) (all such legislation referred to as the “ESA”), the Pay Equity Act (Ontario), the Labour Relations Act, 1995 (Ontario), the Pension Benefits Act (Ontario), the Workplace Safety and Insurance Act (Ontario), the Accessibility for Ontarians With Disabilities Act, 2005 (Ontario), or any other similar legislation, whether known or unknown arising from any action or inaction whatsoever prior to the date of execution of this Release.
Notwithstanding the generality of the foregoing, Executive does not release any claim which, by law, may not be released, including the following claims (the “Retained Claims”):
(i)Claims for indemnity under the bylaws of the Company or its affiliates, as provided for by applicable law or under any applicable insurance policy with respect to Executive’s liability as an employee and officer of the Company or its affiliates;
(ii)Claims based on any right Executive may have to enforce the Company’s or its affiliates’ executory obligations under the Transition Agreement or any agreement referenced therein;
(iii)Claims Executive may have to vested or earned compensation and benefits; and
(iv)Executive’s right to communicate or cooperate with any government agency.
b.Executive further understands that Executive will not be given any Separation Benefits in excess of the applicable minimum requirements under the ESA, unless Executive executes and returns an executed copy of this Release, in accordance with the requirements set out under the Transition Agreement.
c.Executive represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim that Executive may have against the Company Releasees. Executive agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any such assignment or transfer from Executive.
2.Additional Representations and Warranties By Executive. Executive represents and warrants that: (a) Executive has no pending complaints or charges against the Company Releasees, or any of them, with any provincial or federal court, or any provincial or federal agency, division, or department based on any event(s) occurring prior to the date Executive signs this Release; (b) except solely to the extent related to any Retained Claim, Executive will not in the future, file, participate in, instigate or assist in the prosecution of any claim, complaints, charges or in any lawsuit by any party in any provincial or federal court against the Company Releasees, or any of them unless such aid or assistance is ordered by a court or government agency or sought by compulsory legal process, claiming that the Company Releasees, or any of them, have violated any provincial or federal laws, statutes, ordinances or regulations based upon events occurring prior to his execution of this Release; (c) Executive has not been subject to any retaliation or reprisal by the Company Releasees for his exercise of, or attempt to exercise, any statutory rights recognized under federal, or provincial law; (d) the Company Releasees have satisfied in full all obligations they ever had regarding leaves of absence and other time off of any kind (including, but not limited to, short-term disability leave, family medical leave, military leave, vacations, meal and rest periods, sick and personal

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days, and personal leave), and Executive has not suffered any adverse employment action as a result of seeking or taking any such leave of absence or time off; (e) Executive has no known workplace injuries or occupational diseases, has not sustained any disabling injury and/or occupational disease that has resulted in a loss of wage-earning capacity during Executive’s employment, and has no personal injury and/or occupational disease that has been contributed to, or aggravated or accelerated in a significant manner by, Executive’s employment or separation from employment; and (f) the Separation Benefits represent complete satisfaction of any amounts owed to Executive as a result of his termination of employment under the Severance Plan or any other agreement between Executive and Parent, Employer or any affiliate thereof.
3.Continuing Obligations. Executive hereby expressly reaffirms his obligations under Section 8 of the Transition Agreement and the Proprietary Information Agreement, and agrees that such obligations shall survive the Separation Date. By signing below, Executive represents and warrants that Executive has returned to the Company all lists, books and records of, or in connection with, the Company’s business, and all other property belonging to the Company, including, without limitation, any and all devices, his Company-issued laptop, documents (hard copy or electronic files), data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any of the aforementioned items, it being distinctly understood that all such lists, books and records, and other documents and items, are the property of the Company. Executive further represents and warrants that he has not copied or transferred, nor will he copy or transfer, any Company information, nor will he maintain any Company confidential information after the Separation Date. Executive’s compliance with this Section 3 shall be a condition to his receipt of the Separation Benefits. Notwithstanding the foregoing, Executive may retain documents relating to his compensation and benefits from the Company.
4.No Assignment. Executive represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim that Executive may have against the Company Releasees. Executive agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any such assignment or transfer from Executive. The Company may assign this Release to any successor to all or substantially all of its business and/or assets or any affiliate.
5.Severability. In the event any provision of this Release is found to be unenforceable by any court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.
6.Governing Law and Venue. This Release will be governed by and construed in accordance with the laws of the Province of Ontario and the applicable federal laws of Canada, without regard to the conflicts of laws principles thereof.
7.Amendments; Waivers. This Release may not be modified, amended, or terminated except by an instrument in writing signed by Executive and a duly authorized representative of the Company. By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company, as applicable, may waive compliance by the other party with any specifically identified provision of this Release that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

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8.Entire Agreement; Modification. This Release, together with the Proprietary Information Agreement, the Transition Agreement and the award agreements and equity plans governing Executive’s equity awards, constitutes the entire agreement of the parties in respect of the subject matter contained herein and therein and supersedes all prior or simultaneous representations, discussions, negotiations and agreements, whether written or oral, including, without limitation, the Severance Plan and the Offer Letter (except as expressly provided for in the Transition Agreement). This Release may be amended or modified only with the written consent of Executive and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.
9.Knowing and Voluntary. Executive represents and agrees that, prior to signing this Release, Executive has had the opportunity to discuss the terms of this Release with legal counsel of his choosing. Executive further represents and agrees that he is entering into this Release knowingly and voluntarily. Executive affirms that no promise was made to cause Executive to enter into this Release, other than what is promised in this Release. Executive further confirms that he has not relied upon any other statement or representation by anyone other than what is in this Release as a basis for his agreement.
10.Counterparts; Facsimile or .pdf Signatures. This Release may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement. This Release may be executed and delivered by facsimile or by .pdf file and upon such delivery the facsimile or .pdf signature will be deemed to have the same effect as if the original signature had been delivered to the other party.
[Signature Page Follows]

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I REPRESENT THAT I HAVE READ THIS RELEASE AND HAVE HAD A REASONABLE OPPORTUNITY TO OBTAIN INDEPENDENT LEGAL ADVICE IN RESPECT OF THE TRANSITION AGREEMENT AND THIS RELEASE. I REPRESENT THAT I UNDERSTAND THAT THIS RELEASE CONTAINS A FULL AND FINAL RELEASE OF ALL CLAIMS THAT I HAVE OR MAY HAVE AGAINST THE COMPANY RELEASEES AND THAT THERE IS NO ADMISSION OF LIABILITY ON THE PART OF THE COMPANY RELEASEES AND THAT ANY SUCH LIABILITY IS DENIED. I REPRESENT THAT I AM EXECUTING THIS RELEASE FREELY AND VOLUNTARILY.

EXECUTIVE:

Dated:
Lucas Matheson

PARENT:

Dated:	OPENDOOR TECHNOLOGIES INC.

By:
Name:
Title:

EMPLOYER:

Dated:	OPENDOOR OPERATIONS CANADA INC.

By:
Name:
Title:

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EXHIBIT B

PROPRIETARY INFORMATION AGREEMENT

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